Exhibit 99.1
Contact:

David Gryska	Brian P. Gill
Sr. Vice President and	Vice President,
Chief Financial Officer	Corporate Communications
Celgene Corporation	Celgene Corporation
(908) 673-9059	(908) 673-9530
CELGENE REPORTS FIRST QUARTER RECORD OPERATING
PERFORMANCE AND SIGNIFICANT GLOBAL CLINICAL
AND REGULATORY PROGRESS
2007 First Quarter Financial Results Year-Over-Year:
•	Total Revenue Increased 61 Percent To $293 Million

•	Product Sales Increased 68 Percent To $270 Million

•	REVLIMID® Net Product Sales Increased 351 Percent To $146 Million

•	THALOMID® Net Product Sales Totaled $106 Million

•	Adjusted Operating Income Increased 103 Percent To $96 Million

•	Adjusted Net Income Increased 154 Percent To $86 Million

•	Adjusted Earnings Per Share Increased 122 Percent To $0.20 Per Diluted Share
2007 Financial Outlook:
•	Celgene Reaffirms 2007 Financial Guidance
•	Total Revenue In 2007 Expected To Increase To $1.3 Billion Range

•	Adjusted Diluted Earnings Per Share In 2007 Targeted To Double Year-Over-Year to Approximately $1.00
Recent Highlights:
•	REVLIMID Received Positive Opinion From European Medicines Agency for Use In Combination With Dexamethasone As A Treatment For Patients With Multiple Myeloma Who Have Received At Least One Prior Therapy.

•	The National Cancer Institute Reported ECOG Phase III Newly Diagnosed Multiple Myeloma Trial (E4A03) With REVLIMID Plus Low-Dose Dexamethasone Suggests Survival Advantage For Patients With Multiple Myeloma — Preliminary Data To Be Reported At ASCO 2007

•	Over 30 Abstracts On Data Highlighting REVLIMID, THALOMID And CC-4047 At The American Society of Clinical Oncology Annual Meeting in Chicago (June 1-5, 2007)

•	U.S. Launch Of Celgene “Patient Support Coordinator” Program To Help Patients And Providers With The Complexities Of Drug Access And Reimbursement

•	REVLIMID® Recommended In The Journal Of National Comprehensive Cancer Networks (JNCCN) Published Guidelines For The Management Of Newly Diagnosed Multiple Myeloma

•	REVLIMID Multiple Myeloma And MDS Clinical Programs Initiating In Japan, The Third Largest Healthcare Market In The World

2007 Milestones:
•	Achieve REVLIMID EMEA Approval

•	Initiate REVLIMID European Launches Following Price, Reimbursement And Distribution Approvals In Each Country

•	Advance REVLIMID In Key CLL & NHL Trials

•	Initiate REVLIMID CLL & NHL Pivotal Phase III SPA Trials

•	ECOG (E4A03) And SWOG (S0232) Data From Major Randomized Double-Blind Phase III Newly Diagnosed Multiple Myeloma Trials To Be Reported At Major Medical Meetings

•	Advance International REVLIMID Regulatory Programs

•	Advance CC-10004 And CC-11050 In Anti-Inflammatory Indications, Including Psoriasis And Psoriatic Arthritis

•	Advance CC-4047 In Hematological Malignancies And Solid Tumor Cancers

•	Evaluate CC-11006 In MDS And Hematological Malignancies

•	Initiate CC-4047 Human Clinical Trials
SUMMIT, NJ — (May 3, 2007) — Celgene Corporation (NASDAQ: CELG) announced adjusted net income of $85.6 million, or adjusted earnings per diluted share of $0.20 for the quarter ended March 31, 2007. Based on U.S. Generally Accepted Accounting Principles (GAAP), Celgene reported net income of $57.4 million, or diluted earnings per share of $0.14 for the quarter ended March 31, 2007, including after-tax share-based employee compensation expense of $7.8 million, compared to net income in the prior year period of $16.0 million or diluted earnings per share of $0.04, including after-tax share-based employee compensation expense of $11.1 million. Total revenue was a record $293.4 million for the quarter ended March 31, 2007, an increase of 61.4% over the same period in 2006. The increase in total revenue was driven by REVLIMID net sales of $146.2 million. THALOMID® net sales reached $106 million. ALKERAN® net sales for the first quarter were $16.0 million in 2007 compared to $18.3 million in 2006. Revenue from Focalin™ and the Ritalin® family of drugs totaled $19.8 million for the first quarter of 2007 compared to $19.4 million over the same period last year.
See the attached Consolidated Statements of Operations and Reconciliation of GAAP Earnings to Adjusted Earnings for an explanation of the amounts excluded and included to arrive at adjusted net income, adjusted per share amounts and adjusted pro-forma income tax rate, for the three-month periods ended March 31, 2007 and 2006. Adjusted or Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before, during and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Adjusted net income is not, and should not be, viewed as a substitute for GAAP net income. We define adjusted diluted earnings per share amounts as adjusted net income divided by the GAAP weighted average number of diluted shares outstanding. Our definition of adjusted net income and adjusted diluted earnings per share may differ from similarly named measures used by others.

To support clinical development and to advance global regulatory filings the Company increased R&D investments in multiple international clinical programs evaluating REVLIMID® and other IMIDs® across a broad range of hematological cancers with unmet medical needs including: multiple myeloma, myelodysplastic syndromes, chronic lymphocyte leukemia, non-Hodgkin’s lymphoma, myelofibrosis and hemoglobinopathies. For the first quarter period of 2007, the Company incurred adjusted R&D expenses of $77.0 million. These R&D expenditures support ongoing clinical progress in multiple proprietary development programs for REVLIMID and THALOMID®; for other IMiDs compounds such as CC-4047, CC-11006, CC-10015, CC-13097 and CC-15965; for our lead anti-inflammatory compounds CC-10004 and CC-11050; our pleiotropic pathway modifier program; as well as our kinase and ligase inhibitor programs and placental-derived stem cell program. On a GAAP basis, R&D expenses were $79.6 million for the first quarter period of 2007.
Adjusted selling, general and administrative expenses increased to $98.6 million for the first quarter period in 2007. SG&A expenses were driven primarily by significantly higher marketing and sales expenses related to product launch activities in Europe, increased contributions to non-profit co-pay foundations and continued expansion of Celgene International in more than 30 countries, including Europe, Japan, Australia and Canada. European marketing and sales expenditures are expected to increase in the second and third quarters of 2007 as Celgene optimizes its commercial launch preparations. On a reported GAAP basis, selling, general and administrative expenses were $107.4 million for the first quarter period in 2007.
For the quarter ended March 31, 2007, adjusted net interest and other net income (expense) increased $19.3 million to $23.1 million over the same period in 2006.
Celgene reported more than $2.1 billion in cash and marketable securities as of March 31, 2007, an increase of $133 million over the sequential quarter ended December 31, 2006.
“The financial and operational results of first quarter 2007 were outstanding. These results clearly reflect the positive efforts of the global Celgene team and its partners,” said Celgene Chairman and Chief Executive Officer Sol J. Barer. “As a result of the strong momentum established in the first quarter, Celgene is positioned favorably to achieve its key objectives in 2007.”
Webcast
Celgene will host a conference call to discuss the results and achievements of its first quarter 2007 operating and financial performance on May 3, 2007 at 9:00 a.m. EDT. The conference call will be available by webcast at www.celgene.com. An audio replay of the call will be available from noon EDT May 3, 2007 until midnight EDT May 10, 2007. To access the replay, dial 1-888-203-1112 and enter reservation number 2377644. The Company’s second quarter 2007 financial and operational results will be reported on Thursday, July 26, 2007.

About Celgene
Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company’s website at www.celgene.com.
This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company’s control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and those factors detailed in the Company’s filings with the Securities and Exchange Commission such as Form 10-K, 10-Q and 8-K reports.
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Celgene Corporation and Subsidiaries
Condensed Consolidated Statement of Operations and
Reconciliation of GAAP Earnings to Adjusted Earnings
(Unaudited)
(In thousands, except per share data)

	Three Months Ended				Three Months Ended
	March 31, 2007				March 31, 2006
	GAAP	Adjustments(1)		"Adjusted"	GAAP	Adjustments(1)		"Adjusted"
Net product sales	$269,796	$—		$269,796	$160,243	$—		$160,243
Collaborative agreements and other revenue	4,804	—		4,804	3,893	—		3,893
Royalty revenue	18,815	—		18,815	17,705	—		17,705

Total revenue	293,415	—		293,415	181,841	—		181,841

Cost of goods sold	22,055	(389)	(2)	21,666	30,144	(458)	(2)	29,686
Research and development	79,575	(2,602)	(2)	76,973	54,524	(3,948)	(2)	50,576
Selling, general and administrative	107,421	(8,797)	(2)(3)	98,624	66,867	(12,551)	(2)(3)	54,316

Total costs and expenses	209,051	(11,788)		197,263	151,535	(16,957)		134,578

Operating income	84,364	11,788		96,152	30,306	16,957		47,263

Equity in losses of affiliated companies	1,283	(983)	(4)	300	3,091	(3,091)	(4)	—
Interest and other income (expense), net	23,017	62	(5)	23,079	3,851	(107)	(5)	3,744

Income before taxes	106,098	12,833		118,931	31,066	19,941		51,007

Income tax provision (benefit)	48,689	(15,388)	(6)	33,301	15,042	2,300	(6)	17,342

Net income	$57,409	$28,221		$85,630	$16,024	$17,641		$33,665

Per common share:
Net income — basic	$0.15	$0.08	(7)	$0.23	$0.05	$0.05	(7)	$0.10

Net income — diluted	$0.14	$0.06	(7)	$0.20	$0.04	$0.05	(7)	$0.09

Weighted average shares outstanding-basic	377,599	377,599		377,599	343,966	343,966		343,966

Weighted average shares outstanding-diluted	429,306	429,306		429,306	400,699	400,699		400,699

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings

(1)	Adjusted net income and adjusted per share amounts for the three-month periods ended March 31, 2007 and 2006 eliminate the effects of charges for share-based employee compensation expense associated with the application of the Statement of Financial Accounting Standards, or SFAS, No. 123 (revised 2004), “Share-Based Payment”, or SFAS 123(R). The after tax net impact of share-based employee compensation expense reduced GAAP net income by $7.8 million, or $0.02 per diluted share for the three-month period ended March 31, 2007 and $11.1 million, or $0.03 per diluted share for the three-month period ended March 31, 2006. Adjusted net income and per share amounts for the three-month periods ended March 31, 2007 and 2006 also exclude amortization of acquisition intangibles resulting from the acquisition of Penn T Limited, charges to record our share of equity losses in EntreMed, Inc., and charges recorded for changes in the estimated value of our investment in EntreMed, Inc. warrants. Also, the three-month period ended March 31, 2006 excludes accelerated depreciation expense related to the Company’s corporate headquarters relocation.
Line Item Adjustments:

(2)	To exclude SFAS 123(R) share-based compensation expense totaling $9,574 and $14,783 for the three-month periods ended March 31, 2007 and 2006, respectively.

(3)	To exclude the amortization of acquisition intangibles resulting from the acquisition of Penn T Limited in the amount of $2,214 in 2007 and $2,073 in 2006 and to exclude accelerated depreciation expense related to the relocation of the Company’s corporate headquarters in the amount of $101 in 2006.

(4)	To exclude the Company’s share of equity losses in EntreMed, Inc.

(5)	To exclude the charge recorded for changes in the estimated value of the Company’s investment in EntreMed, Inc. warrants.

(6)	The adjusted income tax provision reflects an annualized 28.0% estimated pro-forma income tax rate for 2007 and a 34.0% estimated pro-forma income tax rate for 2006. The tax rates for both years was computed by taking the Company’s GAAP earnings in each taxable jurisdiction in which the Company operates and making adjustments required to arrive at taxable income (“book-tax adjustments”). Taxable income is increased to add-back the tax deduction for the exercise of employee stock options. In jurisdictions where net operating losses are available for carry forward, taxable income is reduced by the amount of net operating loss carry forwards that the Company believes will be deductible and sustainable upon audit. Taxable income, after the adjustments for employee stock options and net operating loss carryforwards, is multiplied by the applicable statutory tax rate to arrive and estimated actual taxes due. Estimated actual taxes due are divided by the Company’s adjusted income before taxes to arrive at the pro-forma income tax rates.

(7)	Adjusted per share amounts represent adjusted net income divided by the GAAP weighted average number of shares outstanding.
Celgene Corporation and Subsidiaries
Consolidated Balance Sheet Data
(Unaudited)
(In thousands, except per share data)

	March 31,	December 31,
	2007	2006
Cash, cash equivalents & marketable securities	$2,115,118	$1,982,220
Total assets	2,885,619	2,735,791
Convertible notes	399,883	399,889
Stockholders’ equity	2,119,065	1,976,177

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